Exhibit 10.4.5

John J. Sims
CEO
724 Solutions Inc.
1221 State Street, Ste 200
Santa Barbara, CA 93101
Direct: 805-884-8302
Fax: 805-884-8311
jsims@724.com

VIA FACSIMILE

October 24, 2002

Elda Rudd
7339 Hill Forest Drive
Dallas, TX 75230

Dear Elda:

On behalf of 724 Solutions Inc. (hereinafter “724 Solutions” or “the Company”), I am pleased to offer you the position of Vice President of Corporate Marketing of 724 Solutions.  In making this offer, the team and I are expressing our enthusiastic support for your leadership skills and abilities. You bring a skill set to this Company that is essential to achieving our goals, both short and long term.  In addition, we expect that your base of experiences and contacts will enable you to significantly impact and influence the strategic direction of the organization.  The purpose of this letter is to detail the terms of your employment.

•	Job Title: Vice President of Corporate Marketing.

•	Starting Date: As soon as possible, but no later than November 15, 2002.

•	Salary: $175,000 per year (hereinafter referred to as your “base compensation”).

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Bonus:     In addition to your base compensation, you will be eligible for two separate bonus programs. First, you will have a quarterly bonus of $5,000 that will be earned based upon your performance against a set of mutually agreed key objectives that will be specific to your areas of responsibility. Second, you will be eligible to participate in our 2003 Annual Executive Bonus Plan, with an annual target bonus of $50,000. This executive bonus is tied to Company performance versus a set of Board-approved targets that cover EBITDA performance and Mobile Network Operator market penetration.

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Stock:     Subject to Board approval, you will be granted the option to purchase 210,000 (two hundred ten thousand) shares of common stock.  The exercise price for your options will be the fair market value of the shares on the date granted.

Elda Rudd/Page 2

These options will vest in accordance with the Company’s standard option agreement, i.e. 25% per year starting on the first anniversary of the grant

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Relocation Expenses:     The Company will reimburse you for all qualified moving expenses not to exceed $70,000 in conjunction with moving your primary residence from Dallas, TX to Santa Barbara, CA.  In the event that you voluntarily terminate your employment with the Company within the first year of employment, you will be responsible to repay a pro-rated amount of the relocation expenses paid to you up until that termination date.

•	Background Reference Check: This offer is contingent upon a background check regarding confirmation of your references, employment, education, and (lack of) criminal history.

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Benefits:     You and/or your family will be eligible for the Company’s benefit plans (i.e. including but not necessarily limited to health and dental insurance, 401(k) plan) to the extent that you meet the eligibility criteria of these plans.  Similarly, you will also be eligible for the Company’s standard vacation and sick leave policies.

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Confidential Information and Restrictive Covenants:     As an employee of the Company, you will have access to confidential information.  Moreover, you may, during the course of employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, we will require you to sign, as a condition of your employment, the Company’s Nondisclosure and Developments Agreement and Non-competition Agreement.  The Company may also require you to sign an Arbitration Agreement.

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Not In Violation of Any Non-Competition Agreements:     By acceptance of this offer of employment, you are assuring us that your employment with 724 Solutions would not violate any non-competition, confidentiality or other obligations you may have with any current and/or former employer.  You are also certifying that you have provided us with copies of any non-competition, confidentiality or other agreements that you signed in conjunction with any current and/or former employment.  724 Solutions reserves the right to contact your former employers if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have.  724 Solutions also reserves the right to withdraw this offer or terminate your employment if 724 Solutions determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer.

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Employment at Will:     Please note that this letter and your response are not meant to constitute a contract of employment for any specific period of time and that you will remain, at all times, an employee at-will, which means that you will not be obligated to remain at the Company for any specific period of time.  Likewise, the Company is not obligated to employ you for any specific period of time.

Elda Rudd/Page 3

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Termination without Cause:     If during the first two years of your employment with the Company your employment is terminated without “cause”, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company will provide you with the following severance benefits:  six months of salary continuation at your then current rate of base salary, and twelve months of employer-paid group health benefits on the same basis as active employees.  If at any time while you are receiving severance benefits from 724 Solutions you commence employment elsewhere (to be determined in the discretion of the Board of Directors) then your severance benefits as described above will cease at that time.    Except as may be provided under this Agreement following termination of your employment (i) any benefits to which you may be entitled pursuant to the Company plans, policies and arrangements referred to above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and (ii) you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.  For purposes of this document “Termination without Cause” includes the Company decreasing your base salary to an amount less than 95% of your starting annual base salary, $175,000, without your approval, and/or significantly changing your position or the scope of your responsibilities without your consent and approval.  Should you believe that the scope of your responsibilities has changed significantly, you must document the reasons you believe such in a written letter delivered to an Officer of 724 Solutions, and allow 724 Solutions to rectify such within 30 days.

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Definition of “Cause:     “Cause” shall mean: (i) the Executive’s death or her permanent disability, which shall mean the Executive’s inability, as a result of physical or mental incapacity, substantially to perform her duties hereunder for a period of three (3) consecutive months; (ii) a material violation by the Executive of any applicable material law or regulation respecting the business of the Employer; (iii) the Executive being found guilty of criminal misconduct, or (iv) the Executive perpetrating an act of dishonesty, , or (v) the intentional negligent failure of the Executive to perform her duties hereunder in any material respect.  The Executive shall be entitled to at least ten (10) days’ prior written notice of the Employer’s intention to terminate her employment for “Cause” (as defined herein) (except the Executive’s death or conviction of a felony) specifying the grounds for such termination, and a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to a representative the Board her position regarding any dispute relating to the existence of such cause.  In the event termination is based upon a claim of physical or mental incapacity, and a dispute regarding the Executive’s disability arises between the Executive and the Employer, each party shall choose a physician who together will choose a third physician to make a final determination.

Elda Rudd/Page 4

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Other:     This letter may not be changed or modified except by agreement in writing, signed by you and the CEO or other appropriate designee of the Board of Directors.  This agreement shall be governed, construed and enforced in accordance with the laws of California without regard to principles of conflicts of law.  Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, it shall be construed to be enforceable to the greatest extent allowable under applicable law, and the remaining provisions shall continue in force and effect.

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Terms of Offer:     This offer will remain open until the end of business on October 28, 2002.  When you do accept, and all of us sincerely hope you will, please sign the enclosed copy of this letter and return it via fax to me, with the original to follow.

Elda, we are excited to have you join us and are enthused at the prospect of tackling a very promising future together.  We look forward to a long and mutually rewarding relationship.

Sincerely,

/s/ JOHN J. SIMS

John J. Sims
Chief Executive Officer

Attachment

Agreed to, accepted and acknowledged:

/s/ ELDA RUDD

Elda Rudd